Exhibit 99.1

SENETEK PLC ANNOUNCES VOTING RESULTS FROM

ITS ANNUAL GENERAL MEETING

NAPA, Calif., December 28, 2005 / PRNewswire-First Call/ — Senetek PLC (OTC Bulletin Board: SNTKY - News), www.senetekplc.com, a healthcare technologies company focused on developing and co-marketing products for the anti-aging markets worldwide, today announced that shareholders had approved all four resolutions that the Company had proposed at the Annual General Meeting of Shareholders held on December 22 in Napa, California. Each of the resolutions received the support of more than 97% of the share votes cast.

Senetek CEO Frank J. Massino commented: “We are pleased with the turn-out which approached 52% this year and the overwhelming vote in favor of our two nominees for re-election to the Board, Mr. Rani Aliahmad and Mr. Michael Khoury. The Board of Directors and management of Senetek is looking forward to 2006 and continuing our work to build the Company’s business.”

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Senetek is a life sciences-driven product development and licensing company focused on the high growth market for dermatological and skin care products primarily addressing photodamage and age-related skin conditions. Senetek’s patented compound Kinetin is a naturally occurring cytokinin that has proven effective in improving the appearance of aging skin with virtually none of the side effects associated with acid-based active ingredients. Senetek has licensed Kinetin to leading global and regional dermatological and skin care marketers including Valeant Pharmaceuticals, The Body Shop and Revlon. Senetek’s researchers at the University of Aarhus, Denmark, also are collaborating with the Institute of Experimental Botany, Prague, and with the Department of Dermatology, University of California at Irvine, to identify and evaluate additional new biologically active compounds for this high growth field.

Visit Senetek PLC’s Web site at http://www.senetekplc.com.

Senetek PLC Investor Relations Contact:

1-707-226-3900 ext. 102

E-Mail: Pknopick@eandecommunications.com

Safe Harbor Statement:

This news release contains statements that may be considered ‘forward-looking statements’ within the meaning of the Private Securities Litigation Reform Act, including those indicating the financial outlook for fiscal 2005 and those that might imply commercial potential and successful evaluation and development of new compounds. Forward-looking statements by their nature involve substantial uncertainty, and actual results may differ materially from those that might be suggested by such statements. Important factors identified by the Company that it believes could result in such material differences are described in the Company’s Annual Report on Form 10-K for the year 2004. However, the Company necessarily can give no assurance that it has identified or will identify all of the factors that may result in any particular forward-looking statement materially differing from actual results, and the Company assumes no obligation to correct or update any forward-looking statements which may prove to be inaccurate, whether as a result of new information, future events or otherwise.